Exhibit 99.2

NEWS RELEASE

Contact:

Chaparral Energy

Joe Evans, CFO

405-478-8770

joe.evans@chaparralenergy.com

Chaparral Energy, Inc

Diane Montgomery

Associate VP – Finance/Investor Relations

diane.montgomery@chaparralenergy.com

Chaparral Energy, Inc. Announces Receipt of Requisite Consents with Respect to its Tender Offer and Consent Solicitation for its 8.5% Senior Notes due 2015

Oklahoma City, OK, February 22, 2011 – Chaparral Energy, Inc. (“Chaparral”) announced that it had received, as of 5:00 p.m., New York City time, on February 18, 2011 (the “Consent Expiration”), tenders and consents from holders of 75.63% of the aggregate principal amount of its outstanding 8.5% Senior Notes due 2015 (CUSIP No. 15941RAC4) issued in December 2005 (the “Notes”), in connection with its previously announced tender offer and consent solicitation for the Notes, which commenced on February 7, 2011 and is described in the Offer to Purchase and Consent Solicitation Statement dated February 7, 2011 (the “Offer to Purchase”).

Chaparral intends to execute later today a supplemental indenture (the “Supplemental Indenture”) with respect to the indenture governing the Notes, which will eliminate most of the covenants and certain default provisions applicable to the Notes. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the Notes has been purchased by Chaparral pursuant to the terms of the tender offer and the consent solicitation, which is expected to occur today.

Chaparral’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing today of Chaparral’s offering of $400,000,000 of 8.25% senior notes due 2021. Subject to the satisfaction or waiver of these conditions, on February 22, 2011 all holders who validly tendered (and did not validly withdraw) their Notes prior to the Consent Expiration will receive total consideration equal to $1,046.25 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus accrued and unpaid interest on the Notes up to, but not including, the payment date for the Notes.

Holders who tender (and do not validly withdraw) their Notes after the Consent Expiration and prior to the expiration of the tender offer will be entitled to receive consideration equal to $1,016.25 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment. The tender offer will expire at 11:59 p.m., New York City Time, on Monday, March 7, 2011, unless extended by Chaparral in its sole discretion.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders will be subject to the terms of the Supplemental Indenture even though they did not consent to the amendments.

Chaparral has engaged Wells Fargo Securities, LLC as Dealer Manager and Solicitation Agent for the tender offer. Persons with questions regarding the tender offer should contact Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D. F. King & Co., Inc., the Information Agent, at (800) 431-9643 (toll free) or (212) 269-5550 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the indenture. The tender offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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ABOUT CHAPARRAL

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. Since its inception in 1988, the Company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include Ark-La-Tex, North Texas, the Gulf Coast and the Rocky Mountains.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” We do not undertake any duty to update any forward-looking statement except as required by law.